FOR IMMEDIATE RELEASE

March 21, 2012

Contact:  Susan M. Jordan

                 732/577-9997

UMH PROPERTIES, INC. CONTRACTS TO

ACQUIRE 11 MANUFACTURED HOME COMMUNITIES

FREEHOLD, NJ    March 21, 2012……..UMH Properties, Inc. (NYSE:UMH) announced today that it has entered into a definitive agreement to acquire 11 manufactured home communities located in Pennsylvania and New York.  There are ten communities located in Pennsylvania and one is located in New York.  The aggregate purchase price to be paid by UMH in this transaction is approximately $28.25 million.  The transaction is expected to be completed during the third quarter of 2012.  This acquisition is subject to due diligence and other customary closing conditions and therefore there can be no assurance that this acquisition will take place by the end of the third quarter 2012 or at all.

These 11 all-age communities total 966 sites situated on 200 acres.  The average occupancy for these communities is approximately 92%.

UMH Properties, Inc., a publicly-owned real estate investment trust currently owns and operates forty-one manufactured home communities with approximately 9,000 total home sites located in Indiana, New Jersey, New York, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.

# # # # #